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                     September 14, 2022

       Mark K. Hardwick
       Chief Executive Officer
       First Merchants Corporation
       200 East Jackson Street
       Muncie, IN 47305-2814

                                                        Re: First Merchants
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            Form 10-Q for the
Quarter Ended June 30, 2022
                                                            Filed August 9,
2022
                                                            File No. 001-41342

       Dear Mr. Hardwick:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance